Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
OVERSTOCK.COM, INC.
a Delaware corporation

Overstock.com, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. The name of the corporation is Overstock.com, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 27, 2002. The Certificate of Incorporation was amended and restated on June 4, 2002.

2. The amendment herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation pursuant to Sections 141, 222 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, That it is advisable and in the best interests of the Company and its stockholders that the Company’s Amended and Restated Certificate of Incorporation be amended by renumbering existing Article XIII thereof as Article XIV and inserting a new Article XIII thereof which shall read and follows:
ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Corporation's Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases to the fullest extent permitted by law and subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

IN WITNESS WHEREOF, this Certificate of Amendment to Amended and Restated Certificate of Incorporation is hereby executed as of the 14th day of July, 2014.

Overstock.com, Inc.
a Delaware corporation

By: /s/ Mark J. Griffin
Name: Mark J. Griffin
Title: Senior Vice President,
General Counsel and Secretary